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EXHIBIT 5.1

[SHEARMAN & STERLING LETTERHEAD]

    July 19, 2001

PDVSA Finance Ltd.
c/o Petróleos de Venezuela, S.A.
Avenida Libertador
La Campiña, Apdo. 169
Caracas 1010-A, Venezuela

PDVSA Finance Ltd. Registration Statement on Form F-3

Ladies and Gentlemen:

    This opinion is furnished to you in connection with a registration statement on Form F-3, filed with the Securities and Exchange Commission on the date hereof (as amended, the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of $1,500,000,000 in aggregate principal amount of notes (the "Notes") of PDVSA Finance Ltd., a limited liability company organized under the laws of the Cayman Islands (the "Company"), to be issued pursuant to a senior indenture, dated as of May 14, 1998 (the "Indenture), between the Company and The Chase Manhattan Bank, as trustee (the "Trustee").

    We have acted as special United States counsel to the Company in connection with the preparation and filing of the Registration Statement. In our capacity as such counsel, we have examined and relied upon the information set forth in the Registration Statement, the Indenture and originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinion hereinafter expressed. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

    Our opinion set forth below is limited to the federal laws of the United States and the law of the State of New York, and we do not express any opinion herein concerning any other law. We are not admitted to practice in the Cayman Islands and have not made any independent investigation of Cayman Islands laws.

    Based upon and subject to the foregoing, we are of the opinion that, assuming that the Notes to be issued under the Indenture have been duly authorized by the Company under the laws of the Cayman Islands, when duly executed, issued and delivered by the Company and duly authenticated by the Trustee in accordance with the terms of the Indenture, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar law affecting enforcement of creditors' rights generally, to possible judicial action giving effect to foreign governmental actions or foreign laws and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

    Our opinion is subject to the following qualification:

    We express no opinion as to the enforceability of the provisions of the Notes providing for the indemnity by one party to any other party thereto against any loss in obtaining the currency due to such party under any such agreement from a court judgment in another country.

    We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Validity of the Notes."

Very truly yours,
/s/ Shearman & Sterling Shearman & Sterling

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  EXHIBIT 5.1
[SHEARMAN & STERLING LETTERHEAD]
PDVSA Finance Ltd. Registration Statement on Form F-3